Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-160688

Prospectus Supplement No. 8

(To Prospectus dated September 29, 2009)

55,544,300 shares

TransAtlantic Petroleum Ltd.

Common Shares

This Prospectus Supplement No. 8 supplements and amends the prospectus dated September 29, 2009, as supplemented by Prospectus Supplement No. 1 dated October 1, 2009, Prospectus Supplement No. 2 dated October 8, 2009, Prospectus Supplement No. 3 dated October 21, 2009, Prospectus Supplement No. 4 dated November 3, 2009, Prospectus Supplement No. 5 dated November 6, 2009, Prospectus Supplement No. 6 dated November 16, 2009 and Prospectus Supplement No. 7 dated November 25, 2009, collectively referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities Exchange Commission on December 8, 2009, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common shares. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 8, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-31643	None
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 4, 2009, the NYSE Amex LLC (the “Exchange”) informed TransAtlantic Petroleum, Ltd. (the “Company”) that the Exchange had authorized the listing of the Company’s common shares on the Exchange. The Company’s common shares will cease trading on the OTC Bulletin Board (the “OTCBB”) and commence trading on the Exchange on December 8, 2009 under the ticker symbol “TAT.” The Company’s transfer of the listing of its common shares from the OTCBB to the Exchange was authorized by the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2009

TRANSATLANTIC PETROLEUM LTD.

By:	/S/ JEFFREY S. MECOM
Jeffrey S. Mecom
Vice President and Corporate Secretary

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